EXHIBIT 99

For Immediate Release	Contact:

April 18, 2005	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

Hasbro Reports First Quarter Results

Highlights

•

Net revenues were down 4%, to $454.9 million compared to $474.2 million a year ago;

•

Net loss of ($3.7) million, or ($0.02) per diluted share, compared to net earnings of $6.5 million, or $0.03 per diluted share in 2004;

•

Toy segment net revenues were up 9%, reflecting the initial shipment of STAR WARS products in advance of the May 19th movie release;

•

Balance sheet continues to be strong, ending the quarter with cash, net of debt of $237.9 million.

Pawtucket, RI  (April 18, 2005) – Hasbro, Inc. (NYSE: HAS) today reported first quarter results.  Worldwide net revenues for the quarter were $454.9 million compared to $474.2 million a year ago and included a $7.0 million positive impact from foreign exchange.  The Company reported a net loss for the quarter of ($3.7) million or ($0.02) per diluted share, compared to net earnings of $6.5 million or $0.03 per diluted share in 2004.

“While our first quarter performance was mixed, overall, results were in line with our expectations as our business continues to be more weighted to the back half of the year,” said Alfred J. Verrecchia, President and Chief Executive Officer.

Revenues in the U.S. Toys segment were $166.5 million for the quarter compared to $152.4 million a year ago, reflecting the initial shipment of STAR WARS products in advance of the May 19th movie release.  The segment reported operating profit of $7.9 million for the quarter compared to $1.0 million last year.

Revenues in the Games segment were $99.0 million for the quarter compared to $127.6 million a year ago.  The Games segment reported operating profit of $1.2 million compared to an operating profit of $19.6 million last year, primarily due to the decline in volume, particularly trading card games which have a higher margin than the board game business.

International segment revenues were $177.9 million for the quarter compared to $180.7 million a year ago.  Absent a $7.1 million positive impact from foreign exchange, International segment revenues decreased 5.5% in local currency to $170.8 million.  The International segment reported an operating loss of ($8.7) million compared to a loss of ($10.0) million a year ago.

“Due to the actions we have taken over the last few years to significantly lower our breakeven point, we delivered an operating profit despite lower revenue,” said David Hargreaves, Chief Financial Officer.  “This reduced breakeven point, combined with our strengthened balance sheet, positions us to deliver improved profitability this year.”

The Company also reported first quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $42.6 million compared to $45.7 million in 2004.  The attached schedule provides a reconciliation of EBITDA to net earnings (loss) for the first quarters of 2005 and 2004.

The Company will webcast its first quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the webcast microphone).

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning our future product plans and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or the Company's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation and other conditions in the various markets in which the Company operates throughout the world; the concentration of the Company's customers; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings (loss) before cumulative effect of accounting change, excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. This presentation also includes the Company’s International segment net revenues excluding the impact of exchange rates.  Management believes that the presentation of International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the segment’s underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.

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(Tables Attached)

HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	March 27, 2005	March 28, 2004
ASSETS
Cash and Cash Equivalents	$876,891	$631,720
Accounts Receivable, Net	199,594	206,201
Inventories	232,660	188,257
Other Current Assets	233,135	242,366
Total Current Assets	1,542,280	1,268,544
Property, Plant and Equipment, Net	201,692	197,793
Other Assets	1,283,771	1,439,566
Total Assets	$3,027,743	$2,905,903

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$16,159	$15,835
Current Portion of Long-term Debt	356,619	1,315
Payables and Accrued Liabilities	618,308	655,388
Total Current Liabilities	991,086	672,538
Long-term Debt	266,242	686,191
Deferred Liabilities	151,229	142,926
Total Liabilities	1,408,557	1,501,655
Total Shareholders' Equity	1,619,186	1,404,248
Total Liabilities and Shareholders' Equity	$3,027,743	$2,905,903

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended

(Thousands of Dollars and Shares Except Per Share Data)	March 27, 2005	March 28, 2004
Net Revenues	$454,944	$474,247
Cost of Sales	165,975	186,723
Gross Profit	288,969	287,524
Amortization	24,755	15,241
Royalties	40,872	32,639
Research and Product Development	31,041	31,683
Advertising	54,190	55,330
Selling, Distribution and Administration	136,571	137,959
Operating Profit	1,540	14,672
Interest Expense	7,731	8,307
Other (Income) Expense, Net	(2,966)	(2,046)
Earnings (Loss) Before Income Taxes	(3,225)	8,411
Income Taxes	488	1,879
Net Earnings (Loss)	$(3,713)	$6,532

Per Common Share
Net Earnings (Loss)
Basic	($0.02)	$0.04

Diluted	($0.02)	$0.03

Cash Dividends Declared	$0.09	$0.06

Weighted Average Number of Shares
Basic	177,763	175,742
Diluted	177,763	183,953

HASBRO, INC.
Supplemental Financial Data

(Thousands of Dollars)
	Quarter Ended

	March 27, 2005	March 28, 2004	% Change
Major Segment Results

U.S. Toys
External Net Revenues	$166,473	$152,390	9%
Operating Profit	7,915	1,035	665%

Games
External Net Revenues	99,037	127,598	-22%
Operating Profit	1,205	19,584	-94%

International
External Net Revenues	177,887	180,741	-2%
Operating Loss	(8,701)	(10,032)	13%

Reconciliation of EBITDA

Net Earnings (Loss)	$(3,713)	$6,532
Interest Expense	7,731	8,307
Income Taxes	488	1,879
Depreciation	13,361	13,739
Amortization	24,755	15,241
EBITDA	$42,622	$45,698

HASBRO, INC.
Supplemental Financial Data

(Thousands of Dollars and Shares, except Per Share Data)

Net Earnings (Loss) Per Share
		2005			2004
	Basic		Diluted	Basic		Diluted

Net earnings (loss)	$(3,713)		$(3,713)	$6,532		$6,532
Effect of dilutive securities:
Change in fair value of liabilities
potentially settleable in common stock	-		-	-		(1,700)
Adjusted net earnings (loss)	$(3,713)		$(3,713)	$6,532		$4,832

Average shares outstanding	177,763		177,763	175,742		175,742
Effect of dilutive securities:
Liabilities potentially settleable
in common stock	-		-	-		5,006
Options and warrants	-		-	-		3,205
Equivalent shares	177,763		177,763	175,742		183,953

Net earnings (loss) per share	$(0.02)		$(0.02)	$0.04		$0.03